EXHIBIT 23.2

CONSENT OF DELOITTE & TOUCHE LLP

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-188005 of our report dated April 18, 2013 relating to the consolidated financial statements of Silvercrest L.P. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the annual goodwill impairment testing date) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York

June 24, 2013